Exhibit 10.28

February 12, 2016

Thomas Tuchscherer

Dear Thomas,

This letter amends and modifies certain terms of your offer letter dated December 13th 2009 with Talend Inc. (together with its affiliates referred to as the “Company”). Specifically, it will be amended as follows:

Severance Benefits. You shall be entitled to receive severance benefits if your employment is terminated without Cause (as defined below) or for Good Reason (as defined below). You, or your estate or representative, will be entitled to receive payment of severance benefits on the date of termination equal to a lump sum payment of six (6) months worth of base salary (the “Severance Payment”). Your benefits will be continued under the Company’s then existing benefit plans and policies to the extent permitted under such plans and policies and in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

Double trigger stock option acceleration. In the event of a Change in Control Transaction (as defined below), and if your employment with the Company (or the Company’s successor) is either (i) terminated by the Company (or the Company’s successor) other than for Cause (as defined below) within twelve (12) months after the Change of Control Transaction or (ii) terminated by you for Good Reason (as defined below) within twelve (12) months after the Change of Control Transaction, one hundred percent (100%) of unvested options granted to you shall automatically vest.

Annual Travel Benefits. As it has been the case since the start of your employment with Talend Inc., the Company will pay once a year, for you and your family round trip fares in economy class to Paris, France.

For purposes of this letter, your employment termination shall be for “Good Reason” if (a) Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting the Good Reason and provides the Company with a period of thirty (30) days to cure the event constituting the Good Reason, (b) the Company fails to cure the Good Reason within the applicable thirty (30) day period, and (c) Executive terminates Executive’s employment with the Company within forty-five (45) days of the event constituting Good Reason. “Good Reason” shall mean, without your written consent, (i) a significant reduction of your duties or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, the removal of you from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities, (ii) a significant reduction (thirty percent (30%) or more) by the Company in your base salary as in effect immediately prior to such reduction.

For purposes of this Agreement, “Cause” shall mean: (i) You engage in a material act of willful misconduct with respect to your obligations under this Agreement or otherwise relating to the business of the Company,

Talend Inc., 800 Bridge Parkway, Suite 20, Redwood City CA 94065

www.talend.com

including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) you are convicted of a crime, or the entering a plea of guilty or no contest (or pleas or accepts deferred adjudication or receives unadjudicated probation) to or for, any felony or any crime involving moral turpitude, involving dishonesty, breach of trust, or physical harm to any person that the Board reasonably believes has had or will have a material detrimental effect on the Company’ reputation or business; (iii) you materially breach your Employment Agreement; (iv) you refuse to implement or follow a lawful policy or directive of the Company with respect to your duties; (v) you engage in willful misfeasance or malfeasance demonstrated by your failure to perform your job duties diligently and/or professionally; or (vi) you violate a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation, as determined by the Board, in its reasonable sole discretion.

For the purposes of this letter, a “Change in Control Transaction” shall mean either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control Transaction hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

Your eligibility to receive the Severance set forth in this Section 4(b) is conditioned on having first signed a mutual release in the form provided by the Company (to include, among other things, a provision by which Executive will agree that you will not disparage, defame or otherwise detrimentally comment upon the Company and the Company for one (1) year after your separation from employment with the Company) (the “Release”), and the Release becoming irrevocable by its terms within fifty five (55) calendar days following the date of your termination of employment, and your continued compliance with any continuing obligations under this Agreement and the Confidential Information Agreement.

All other terms of your offer letter will remain unchanged.

Best,

/s/ Mike Tuchen
Mike Tuchen
CEO

Agreed and accepted:

/s/ Thomas Tuchscherer
Thomas Tuchscherer